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                                                                    Exhibit 10.6


                              EMPLOYMENT AGREEMENT

                  AGREEMENT made as of the 1st day of April, 2000 by and between WEIRTON STEEL CORPORATION, a Delaware corporation with its principal executive offices located at 400 Three Springs Drive, Weirton, West Virginia 26062 (hereinafter called the "Corporation") and the individual employee whose name and address appear on the signature page hereto (hereinafter called "Employee").

                  The parties hereto agree as follows:

                  First: Term and Duties: The term of this Agreement shall commence on the 1st day of April, 2000 and shall continue until the date this Agreement is terminated by either party at any time for any reason in accordance with and subject to the provisions of this Agreement (the "Termination Date"). During the term of this Agreement, Employee shall serve as a full-time, salaried employee of the Corporation. The duties, title, salary and other benefits of Employee shall be as agreed upon from time to time between Employee and the Corporation.

                  Second:  Eligibility for Termination Benefits:

                  (a) If the employment of Employee by the Corporation is terminated by the Corporation without just cause as hereinafter defined, Employee shall receive such benefits hereunder ("Termination Benefits") as shall be determined in accordance with Paragraph Third, provided Employee, if requested, remains in the employment of the Corporation for such period as the Corporation may request, but not to exceed 60 days following the receipt by Employee of a written notice of such termination. For purposes of this Agreement, termination of Employee's employment by the Corporation shall constitute a termination for "just cause" only if such termination is for one or more of the following reasons: (i) conviction of a felony punishable by a prison sentence of more than one year; (ii) habitual use of drugs without a prescription or habitual, excessive use of alcohol to the extent that any of such uses materially interferes with the performance by Employee of his duties;
(iii) refusal or failure by Employee, after written notice from the Corporation, to perform or discharge duties and responsibilities appropriate to his position, which refusal or failure amounts to an extended and gross neglect of his duties to the Corporation; (iv) breach of paragraph (c) of Paragraph Fifth of this Agreement; or (v) breach of any confidentiality agreement between the Corporation and the Employee.

                  (b) The Corporation shall be deemed to have agreed to a termination without just cause in accordance with paragraph (a) of this Paragraph Second from and after the date (i) Employee is assigned duties or responsibilities significantly inconsistent with and less than Employee's position, duties, responsibilities or status with the Corporation as in effect upon execution of this Agreement; (ii) Employee's base salary, excluding any bonus or other compensation derived from any employee benefit plan, is ever reduced below any level attained by Employee, or (iii) Employee is required to reside other than in the Weirton or Greater Pittsburgh area in order to perform his duties for the Corporation; provided, that such action is taken without Employee's consent, and within 30 days after the occurrence of any such event


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Employee notifies the Corporation in writing that he is so deeming the
Corporation to have elected to terminate his employment, whereupon the Corporation shall be deemed to have terminated such employment as of the date of any such action or the date of such notice at the option of the Employee. If the date of termination is deemed to be a date earlier than the date of such notice, and the Corporation, upon receipt of such notice, promptly takes all actions hereunder required in the event of such termination, no intervening delay in taking such actions may be construed as a violation of this Agreement.

                  (c) Except as otherwise specifically set forth in this Agreement or as otherwise prohibited by law, all rights of Employee, and all obligations of the Corporation under this Agreement, shall cease on, and as of, the Termination Date.

                  Third: Amount and Duration of Termination Benefits:

                  (a) Upon the termination of Employee's employment without cause in accordance with Paragraph Second, Employee shall be treated as being an inactive employee for 24 months following the Termination Date, and Employee shall receive, within 10 days of the Termination Date, a total of 24 months base salary (excluding vacation or special pay) in effect at the Termination Date (the "Lump Sum Payment"), calculated as follows, where:

                  X   is 24 months of Employee's base salary; and

                  Y is any applicable federal, state or local tax or liability imposed on Employee as a result of the Lump Sum Payment, including, without limitation, social security taxes, income taxes and excise taxes, which amount shall be withheld by Corporation and paid by Corporation to the appropriate agency for and on behalf of Employee.

                  Then, LUMP SUM PAYMENT = X + Y.

It is the intent of the parties that the foregoing Lump Sum Payment calculation shall result in the receipt by Employee of an amount equal to 24 months of Employee's base salary net of all applicable federal, state and local taxes, and Corporation's payment to the appropriate taxing authority of any applicable federal, state or local tax or liability imposed on Employee. Furthermore, for a period of 24 months following the Termination Date, the Corporation shall (i) continue to provide coverage for Employee and his applicable dependents under all benefit plans of the Corporation providing life insurance or health, disability, hospitalization and major medical insurance at such levels as are not less than those in effect at the time of the Termination Date; and (ii) to the extent allowable under applicable law, cause Employee to continue to earn service credit for all purposes under any pension or retirement plan maintained by the Corporation in which Employee participated at the time of the Termination Date; provided, however, that the coverage referred to in clause (i) shall be suspended during any period in which and to the extent Employee is eligible for similar coverage under another employer plan unless such suspension would violate the terms of any such plan. Notwithstanding the above, the



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Corporation shall not be obligated as provided in this Paragraph Third during any period when Employee does not comply with Paragraph Fifth. For all other purposes, Employee's employment shall terminate on the Termination Date. If Employee's employment is terminated for just cause or by Employee, no Termination Benefits shall be paid by Corporation to Employee.

                  (b) In the event Employee's employment is terminated without just cause by the Corporation prior to the end of any fiscal year, Employee shall receive his accrued bonus, if any, for the fiscal year in which termination occurs, in which event such bonus shall be pro rated by multiplying the total bonus amount for the applicable fiscal year by a fraction, the numerator of which is the number of days elapsed in the fiscal year up to and including the date termination becomes effective and the denominator is 365. If Employee's employment is terminated for just cause or by Employee, no bonus shall be paid with respect to the fiscal year in which such termination occurs.

                  (c) Nothing in paragraph (a) of this Paragraph Third shall be construed to require the Corporation to maintain any employee or management benefit program solely for the purpose of covering or providing benefits to Employee.

                  (d) The Corporation shall promptly reimburse Employee for the reasonable legal fees and expenses incurred by Employee in connection with enforcing any right of Employee pursuant to paragraph (a) of Paragraph Second, paragraph (a) or (b) of this Paragraph Third or Paragraph Fourth; provided, however, that the Corporation will only reimburse Employee for such legal fees and expenses if, in connection with enforcing any right of Employee pursuant to this Agreement, either (i) a judgment has been rendered in favor of Employee by an arbitrator or a duly authorized court of law; (ii) an arbitration award in favor of Employee has been issued; or (iii) the Corporation and Employee have entered into a settlement agreement providing for the payment to Employee of any or all amounts due hereunder.

                  (e) Notwithstanding any other provision of this Agreement, if Employee's employment with the Corporation is terminated for any reason and (i) Employee has attained 65 years of age; (ii) for the 2-year period immediately prior to such termination Employee is employed in a bona fide executive or a high policy-making position; and (iii) Employee is entitled to an immediate nonforfeitable annual retirement benefit from a pension, profit-sharing, savings, or deferred compensation plan, or any combination of such plans, of the Corporation, which equals in the aggregate, at least $44,000, Employee will not be entitled to any Termination Benefits hereunder.

                  Fourth: Perquisites

                  (a) Employee will be entitled to the use of a Company-owned and maintained vehicle pursuant to the terms of the Corporation's Car and Car Allowance Policy, a copy of which has been provided to Employee;



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                  (b) Membership in Williams Country Club which will be provided at the Corporation's expense, provided that Employee shall be responsible for his expenses at the Country Club which are non-business related.

                  Fifth: Confidentiality and Transfer of Intellectual Property Rights and Interests:

                  (a) Employee shall not, during the term hereof or subsequent to the Termination Date, divulge, furnish or make accessible to anyone (otherwise than as consented to by the Corporation) any knowledge or information, techniques, plans, trade or business secrets or confidential information relating to the business secrets or confidential information relating to the business of the Corporation or with respect to any other confidential or secret aspect of the business of the Corporation, nor shall Employee make any use of the same for his own purposes or for the benefit of anyone under any circumstances; provided that, after the Termination Date, these restrictions shall not apply to such knowledge, techniques, plans, trade or business secrets or confidential information which is then in, or subsequently becomes part of, the public domain, except because of disclosure by Employee without the Corporation's consent.

                  (b) Employee shall immediately, upon termination and demand by the Corporation, assign, transfer and convey to the Corporation any and all copyright, patent and intellectual property rights and like interests which are obtained by Employee during the term of his employment with Corporation and which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Corporation, or which otherwise relate to or pertain to the business, functions or operations of the Corporation. Employee shall execute any and all forms, documents and acknowledgments prepared by the Corporation for the purpose of assigning, transferring and conveying such copyright, patent and intellectual property rights and like interests.

                  (c) For the period commencing on the date hereof and continuing for one year following the Termination Date, the Employee will not, in any form, disparage the Corporation, its officers or directors or otherwise make comment adverse to the Corporation concerning any aspect of the business or practices, past or then present, of the Corporation.

                  (d) It is the desire of the parties that the provisions of this Paragraph Fourth be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of this Paragraph Fourth be adjudicated as invalid or unenforceable, this Paragraph Fifth shall be deemed amended to delete therefrom such portion so adjudicated, such deletion to apply only with respect to the operation of this Paragraph Fourth in the particular jurisdiction so adjudicating. If there is a breach or threatened breach of this Paragraph Fifth by Employee, the Corporation shall be entitled to an injunction restraining Employee from such breach, but nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies for such breach or threatened breach.

                  Sixth: Disability: If Employee is unable to render full-time services to the Corporation of the character required to perform the duties of his employment with the



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Corporation with reasonable efficiency for a period of six consecutive months, commencing after the date hereof, by reason of illness, disability or incapacity and the Corporation terminates Employee's employment thereafter, Employee shall not be entitled to any Termination Benefits hereunder; provided, that this Paragraph Sixth shall not apply in any case where Employee, upon such termination, would not qualify under any program of long-term disability benefits provided by the Corporation.

                  Seventh: Waiver of Breach: A waiver by the Corporation or Employee of a breach of any provision of this Agreement by the other party shall be in writing and shall not operate or be construed as a waiver of any subsequent breach by the other party.

                  Eighth: Entire Agreement: This Agreement contains the entire understanding and agreement between the parties and cannot be amended, modified or supplemented in any respect, except by an agreement in writing signed by the party against whom enforcement of any amendment, modification or supplement is sought.

                  Ninth: Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns including, without limitation, any corporation or other entity which may acquire all or substantially all of the capital stock, assets and/or business of the Corporation or with or into which the Corporation may be consolidated or merged, and Employee, his heirs, executors, administrators and legal representatives.

                  Tenth: Governing Law: This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

                  Eleventh: Arbitration: Any dispute between Employee and the Corporation arising under this Agreement, whether or not a case or controversy, shall be resolved solely by arbitration in Pittsburgh, Pennsylvania in accordance with the rules of the American Arbitration Association, and judgment upon any award may be entered in any court having jurisdiction thereof.

                  Twelfth: Severability: If any provision of this Agreement or the application thereof to any circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

                  Thirteenth: Termination of Term of Agreement: If the Employee, in the reasonable opinion of the Corporation, breaches paragraph (c) of Paragraph Fifth of this Agreement by disparaging the Corporation, its officers or directors or breaches a confidentiality agreement between the Corporation and the Employee, which are respectively defined as events of just cause in Paragraphs Second(a)(iv) and (v) of this Agreement, the Corporation, in its sole discretion and without waiving any other right it has or may have at law, under this Agreement or under any other agreement or policy applicable to Employee, may provide written notice to Employee that the term of this Agreement is ended immediately upon delivery of such notice.



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The termination of the term of this Agreement pursuant to this Paragraph
Thirteenth shall not be a reduction in position, duties, responsibilities, or status of the Employee with the Corporation under Paragraph Second or constructive or actual discharge of the Employee from employment with the Corporation for purposes of this Agreement. No Termination Benefits will be due or payable in connection with or as a result of delivery of a notice pursuant to this Paragraph Thirteenth ending the term of this Agreement. If a notice of the termination of the term of this Agreement pursuant to this Paragraph Thirteenth is delivered to the Employee, the Employee will immediately become an employee at will of the Corporation without benefit of this Agreement or any other employment agreement or representation of continued employment, express or implied.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                   WEIRTON STEEL CORPORATION


Date:  7/12/00                     By: /s/ David L. Robertson
      ---------------------           ------------------------------------------
                                   Title: Exec. V.P.-Human Resources & Corp. Law
                                         ---------------------------------------


                                   EMPLOYEE:

Date:  7/12/00                     Name: /s/ Edward L. Scram
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                                         EDWARD L. SCRAM

                                   Address: R.D. #1, 355 Dire Drive
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                                            Hickory, PA  15340
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